Exhibit 21


                    UniSource Energy Corporation Subsidiaries

                                              State or Other Jurisdiction of
Subsidiary                                    Incorporation or Organization


Tucson Electric Power Company (TEP)                    Arizona
    TEP Subsidiaries:
    San Carlos Resources Inc.                          Arizona

UniSource Energy Services, Inc. (UES)                  Arizona
    UES Subsidiaries:
    UNS Electric, Inc.                                 Arizona
    UNS Gas, Inc.                                      Arizona

Millennium Energy Holdings, Inc. (Millennium)          Arizona
    Millennium Subsidiaries:
    Advanced Energy Technologies, Inc.                 Arizona
        Global Solar Energy, Inc.                      Arizona

UniSource Energy Development (UED)                     Arizona